Exhibit 99.1

NEXSTAR BROADCASTING INCREASES QUARTERLY

CASH DIVIDEND BY 26.3 PERCENT

DECLARES QUARTERLY CASH DIVIDEND OF $0.24 PER SHARE

Increase Marks Third Annual Consecutive Rise in Cash Dividend and

100% Compound Annual Growth in Payout Level Since

Initiation of Cash Dividend in 2013

IRVING, Texas (January 22, 2016) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 26.3 percent increase in the quarterly cash dividend to $0.24 per share of its Class A common stock beginning with the dividend declared for the first quarter of 2016.  The dividend is payable on Friday, February 26, 2016, to shareholders of record on Friday, February 12, 2016.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar’s third consecutive annual increase in the cash dividend reflects the Board’s confidence in our free cash flow growth and our commitment to create value for shareholders through return of capital initiatives. In this regard, in September 2015 we also announced that pursuant to its authorization to repurchase up to $100 million of Nexstar shares, the Company opportunistically repurchased approximately one million shares at an average purchase price of approximately $48.10 per share.  As such, our total return of capital to shareholders in 2015 amounted to approximately $72 million or approximately $2.25 per share.

“We believe our return of capital highlights our confidence in the Company’s long-term prospects based on visible organic and M&A-related growth opportunities.  At the same time, our growing free cash flow which will amount to approximately $482 million, or average pro-forma free cash flow of approximately $7.85 per share per year, in the 2015/2016 cycle affords us the financial flexibility to continue pursuing additional station and digital media accretive transactions, while simultaneously reducing leverage and returning capital to shareholders.

“We expect Nexstar to report record operating results for 2015, marking the fourth consecutive year of record results, and with the application of our operating approach which combines innovation and discipline, we remain confident that 2016 and beyond will extend our success in generating record free cash flow.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 106 television stations and related digital multicast signals reaching 57 markets or approximately 17.3% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, LATV, Estrella, This TV, Weather Nation Utah, Movies! and News/Weather. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provide sales and other services to 114 television stations and related digital multicast signals reaching 59 markets or approximately 18% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800